As filed with The Securities and Exchange Commission on July 24, 2017.

Registration No. 333-219018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RBB BANCORP

(Exact name of registrant as specified in its charter)

California	6022	27-2776416
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

660 S. Figueroa Street, Suite 1888

Los Angeles, California 90017

(213) 627-9888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yee Phong (Alan) Thian

Chairman, President and Chief Executive Officer

RBB Bancorp

660 S. Figueroa Street, Suite 1888

Los Angeles, California 90017

(213) 627-9888

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Loren P. Hansen Loren P. Hansen, APC 1301 Dove Street, Suite 370 Newport Beach, California 92660 (949) 851-6125	David Morris Executive Vice President and Chief Financial Officer RBB Bancorp 660 S. Figueroa Street, Suite 1888 Los Angeles, California 90017 (213) 627-9888	Norman B. Antin Jeffrey D. Haas Holland & Knight LLP 800 17th Street NW, Suite 1100 Washington DC 20006 (202) 955-3000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.00 per share	3,450,000	$24.00	$82,800,000	$9,596.52

(1)	Includes 450,000 shares of common stock that the underwriters have the option to purchase from the Registrant.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933. This amount represents the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the Registrant.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 of RBB Bancorp is being filed for the sole purpose of re-filing Exhibit 5.1 hereto.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.

Amount
SEC registration fee	$9,596.52
FINRA filing fee	12,920.00
NASDAQ listing fee	125,000.00
Legal fees and expenses	750,000.00
Accounting fees and expenses	70,000.00
Printing fees and expenses	260,000.00
Transfer agent and registrar fees and expenses	1,000.00
Miscellaneous	84,000.00

Total	$1,312,516.52

Item 14.	Indemnification of Directors and Officers.

Under Section 317 of the California Corporations Code, or the CGCL, a California corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, an California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, provided that no indemnification shall be made for any of the following (1) with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317 of the CGCL also provides that, to the extent that an agent of a corporation has been successful on the merits in the defense of any proceeding referred to in either of the foregoing paragraphs or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Section 317 of the GCGL also provides that to the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Except as provided in the paragraph above, any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth above, by any of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon, or (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

Our articles of incorporation provide that the liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Our articles of incorporation and bylaws also provide that we are authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits of such excess indemnification set forth in Section 204 of the Corporations Code.

We have also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 317 of the GCGL provides that a California corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in any that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under CGCL Section 317.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding unregistered securities that were sold by the Company within the past three years.

Long Term Debt Offering. On March 31, 2016, the Company entered into certain long term debt agreements and notes with accredited investors, pursuant to which the Company sold $50 million of Fixed-to-Floating Rate Subordinated Notes due March 31, 2026. The subordinated notes bear interest, payable semi-annually, at the rate of 6.5% per annum until March 31, 2021, and on that date, the interest rate will be adjusted to float at a rate equal to the three-month LIBOR rate plus 516 basis points (5.16%) until maturity. The subordinated notes were issued in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering. FIG Partners, LLC served as the placement agents for the private placement.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 24, 2017.

RBB BANCORP

By:	/s/ Yee Phong (Alan) Thian
	Name:	Yee Phong (Alan) Thian
	Title:	Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yee Phong (Alan) Thian	Director (Chairman); Chief Executive Officer and President (principal executive officer)	July 24, 2017
Yee Phong (Alan) Thian

/s/ David Morris	Executive Vice President; Chief Financial Officer (principal financial and accounting officer)	July 24, 2017
David Morris

*	Director	July 24, 2017
Peter M. Chang

*	Director	July 24, 2017
Wendell Chen

*	Director	July 24, 2017
Pei-Chin (Peggy) Huang

*	Director	July 24, 2017
James W. Kao

*	Director	July 24, 2017
Ruey-Chyr Kao

*	Director	July 24, 2017
Chie-Min (Christopher) Koo

*	Director	July 24, 2017
Christopher Lin

*	Director	July 24, 2017
Ko-Yen Lin

Signature	Title	Date

*	Director	July 24, 2017
Paul Lin

*	Director	July 24, 2017
Feng (Richard) Lin

*	Director	July 24, 2017
Fui Ming (Catherine) Thian

*	Pursuant to a Power of Attorney contained in the Signature page to the Registration Statement on Form S-1 of RBB Bancorp filed on June 28, 2017

	By:	/s/	Yee Phong (Alan) Thian
Yee Phong (Alan) Thian Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement[1]

2.1	Agreement and Plan of Merger dated November 10, 2015 between TFC Holding Company, TomatoBank, RBB Bancorp and Royal Business Bank[1]

3.1	Articles of Incorporation of RBB Bancorp[1]

3.2	Bylaws of RBB Bancorp[1]

4.1	Specimen common stock certificate of RBB Bancorp[1]

The other instruments defining the rights of holders of the long-term debt securities of the Company and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Company hereby agrees to furnish copies of these instruments to the SEC upon request.

5.1	Opinion of Loren P. Hansen, APC

10.1	Employment Agreement dated April 12, 2017 between RBB Bancorp, Royal Business Bank and Alan Thian1 2

10.2	Employment Agreement dated April 12, 2017 between RBB Bancorp, Royal Business Bank and David Morris1 2

10.3	Employment Agreement dated April 12, 2017 between RBB Bancorp, Royal Business Bank and Simon Pang1 2

10.4	RBB Bancorp 2010 Stock Option Plan1 2

10.5	Form of Stock Option Award under the RBB Bancorp 2010 Stock Option Plan1 2

10.6	RBB Bancorp 2017 Omnibus Stock Incentive Plan1 2

10.7	Form of Stock Option Award Terms under the RBB Bancorp 2017 Omnibus Stock Incentive Plan1 2

10.8	Form of Stock Appreciation Rights Award under the RBB Bancorp 2017 Omnibus Stock Incentive Plan1 2

10.9	Form of Deferred Stock Award Agreement under the RBB Bancorp 2017 Omnibus Stock Incentive Plan1 2

10.10	Form of Restricted Stock Award Agreement under the RBB Bancorp 2017 Omnibus Stock Incentive Plan1 2

10.11	Form of Performance Share Award Agreement under the RBB Bancorp 2017 Omnibus Stock Incentive Plan1 2

10.12	Form of Indemnification Agreements entered into with all of the directors and executive officers of RBB Bancorp1 2

10.13	Form of Indemnification Agreement entered into with all of the former directors and executive officers of TFC Holding Company1 2

21.1	Subsidiaries of RBB Bancorp[1]

23.1	Consent of Vavrinek Trine Day & Co., LLP[1]

23.2	Consent of Loren P. Hansen, APC (included as part of Exhibit 5.1)

24.1	Power of Attorney[1]

1	Previously filed.
2	Indicates a management contract or compensatory plan.